EXHIBIT 99.15
Ashland Distribution Non GAAP Metric Information

	($,Thousands)
POCKET PROFIT	Q3 2007	Q3 2006

Operating Income	11,608	30,103
Income Taxes	(4,135)	(10,989)
Net Income	7,473	19,114

Invested Capital April 30	681,257	650,410
Invested Capital May 31	688,283	625,831
Invested Capital June 30	660,427	600,548
Total	2,029,967	1,876,789
Average Invested Capital (Total/3)	676,656	625,596
Cost of Capital (9.5%/4)	2.375%	2.375%
Cost of Capital $ (COC$)	16,071	14,858

Pocket Profit	(8,598)	4,256
(Net Income less COC$)